Exhibit 23.11

Consent of Independent Auditor

The Board of Directors:

We agree to the inclusion of our report dated March 7, 2007 with respect to the financial statements of Palo Alto Pet Hospital as of and for the nine and one-half months ended October 15, 2006, and for the years ended December 31, 2005 and 2004 in the S-4 filing of Echo Healthcare Acquisition Corp. dated July 24, 2007.

This consent should not be regarded as updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.

/s/ ECKHOFF ACCOUNTANCY CORPORATION

ECKHOFF ACCOUNTANCY CORPORATION
San Rafael, California
July 24, 2007